Exhibit (a)(6)

FOR IMMEDIATE RELEASE

Contacts:

John Bluth

CV Therapeutics, Inc.

650-384-8850

Joele Frank / Jeremy Jacobs

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Larry Dennedy / Amy Bilbija

MacKenzie Partners, Inc.

212-929-5239 / 650-798-5206

CV THERAPEUTICS’ BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS

ACCEPT GILEAD SCIENCES’ $20.00 PER SHARE CASH TENDER OFFER

PALO ALTO, Calif., March 18, 2009 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that its board of directors has unanimously agreed to recommend that stockholders tender their shares to Gilead Sciences, Inc. (Nasdaq: GILD) at the previously announced price of $20.00 per share. The directors also indicated that they intend to tender all their shares of CV Therapeutics.

The transaction is expected to close during the second quarter of 2009 and is subject to various conditions, including the tender of at least a majority of the outstanding shares of CV Therapeutics common stock in the tender offer and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Following completion of the tender offer, Gilead will acquire all remaining shares of CV Therapeutics through a second step merger at a price of $20.00 per share.

In consultation with its independent financial and legal advisors, CV Therapeutics has filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission. Stockholders of CV Therapeutics are advised to read CV Therapeutics’ Schedule 14D-9 statement because it contains important information. Stockholders may obtain a free copy of the statement at the SEC’s website at www.sec.gov. Stockholders may also obtain, without charge, a copy of the statement from MacKenzie Partners, Inc., which is assisting the company, by calling 800-322-2885 toll-free or by calling 212-929-5500 or by emailing cvtx@mackenziepartners.com.

Barclays Capital and Goldman Sachs are serving as financial advisors, and Latham & Watkins LLP is serving as legal counsel, to CV Therapeutics.

CV Therapeutics, Inc.    3172 Porter Drive    Palo Alto, CA 94304    Tel 650.384.8500    Fax 650.858.0390    www.cvt.com

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Europe Ltd. is the company’s European subsidiary based in the United Kingdom.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina, and Lexiscan® (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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CV Therapeutics, Inc.    3172 Porter Drive    Palo Alto, CA 94304    Tel 650.384.8500    Fax 650.858.0390    www.cvt.com